Contact:	Dalip Puri	203-573-2153

Chemtura Reports Fourth Quarter and Full Year 2012 Financial Results

Achieves Fourth Quarter 2012 Net Sales of $622 million and $0.27 Earnings Per Share from Continuing Operations

Antioxidants Now Reported as a Discontinued Operation

 Continued Improvement in Adjusted EBITDA from Continuing Operations

PHILADELPHIA, PA – February 25, 2013 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the fourth quarter ended December 31, 2012. We also filed with the Securities and Exchange Commission our Annual Report on Form 10-K for the year ended December 31, 2012. For the fourth quarter of 2012, Chemtura reported net sales of $622 million and net earnings from continuing operations attributable to Chemtura on a GAAP basis of $27 million, or $0.27 per share.

Fourth Quarter 2012 Financial Results

The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of fourth quarter and full year 2012 financial results from continuing operations attributable to Chemtura on a GAAP basis:

(In millions, except per share data)	Fourth Quarter			Year Ended
	2012	2011	% change	2012	2011	% change
Net sales	$622	$578	8%	$2,629	$2,606	1%
Operating income	$32	$53	(40)%	$211	$196	8%
Net earnings	$27	$24	13%	$134	$94	43%
Net earnings - per share	$0.27	$0.24	13%	$1.35	$0.94	44%

The following is a summary of fourth quarter and full year 2012 financial results from continuing operations attributable to Chemtura on a managed basis:

(In millions, except per share data)	Fourth Quarter			Year Ended
	2012	2011	% change	2012	2011	% change
Net sales	$622	$578	8%	$2,629	$2,606	1%
Operating income	$35	$42	(17)%	$224	$190	18%
Net earnings	$15	$19	(21)%	$115	$91	26%
Net earnings - per share	$0.15	$0.19	(21)%	$1.16	$0.91	27%
Adjusted EBITDA	$75	$74	1%	$367	$336	9%

Non-Operating Activities Reflected in Our Fourth Quarter Financial Results

•	On November 9, 2012, we entered into an asset purchase agreement with SK Blue Holdings, Ltd. (“SK”), an affiliate of SK Capital Partners III, L.P. to sell substantially all the assets of our antioxidant and UV stabilizers ("Antioxidant") business for $200 million. The assets to be sold include, among others, trade receivables, inventory, our equity interest in two joint ventures, certain dedicated plants in the U.S., France and Germany, and certain dedicated assets in shared facilities. SK also agreed to assume certain liabilities related to the Antioxidant business. We will retain assets that are shared with our other business components that exist in certain locations globally.

•	On January 25, 2013, we entered into an Amended and Restated Asset Purchase and Contribution Agreement with SK and Addivant USA Holdings Corp. (“Addivant”) whereby SK and Addivant agreed, in addition to purchasing substantially all the assets of our Antioxidant business, to assume certain additional pension and environmental liabilities totaling approximately $93 million. The agreement provides for an update of the actuarial valuation of net pension liabilities to be performed prior to closing with any change in valuation resulting in an equalizing adjustment to the value of the seller note or cash. Based on the January 25, 2013 terms, the consideration payable at closing of $107 million will consist of $97 million in cash, $9 million in preferred stock to be issued by Addivant and a seller note of $1 million. The transaction is subject to customary closing conditions and adjustments for working capital changes. The transaction is anticipated to close in the first quarter of 2013.

As a result of entering into this transaction, we recorded an additional impairment loss of $11 million in the fourth quarter of 2012 and determined that discontinued operations treatment applied. The assets and liabilities included in the Antioxidant sale have been presented as assets and liabilities of discontinued operations and earnings and direct costs associated with the Antioxidant business have been presented as (loss) earnings from discontinued operations, net of tax in the tables attached to this release for the current and comparative periods.

Certain functional and other expenses that are managed company-wide are allocated to our segments. The portion of such costs allocated to the Antioxidant business do not transfer directly under the transaction and will be subject to a process of elimination after the sale. As such, in historic periods these costs are shown as part of continuing operations in the corporate segment and not included under (loss) earnings from discontinued operations, net of tax. These costs approximate $1 million and $3 million for the quarters ended December 31, 2012 and 2011, respectively and $13 million and $15 million for the years ended December 31, 2012 and 2011, respectively.

•	On October 31, 2012, we incurred an additional $125 million of debt under our senior secured term facility agreement due 2016 (the “Term Loan”) having exercised the accordion feature under this loan agreement for the purpose of funding potential investment opportunities and general corporate purposes. Accordingly, we wrote-off previously capitalized debt issuance costs and costs associated with exercising the accordion feature of $1 million, which are classified as loss on early extinguishment of debt. Additionally, we incurred additional interest of $2 million associated with the additional Term Loan advance.

•	We continue to explore opportunities to rationalize our legal entity structure. During the fourth quarter we dissolved several of our European subsidiaries that we no longer required. These actions resulted in a $21 million gain due to the release of the cumulative foreign currency translation adjustment associated with these entities. We have presented this gain under other income, net.

•	We recognized a correction of our cumulative non-cash stock compensation expense of $6 million, $5 million of which was recorded in selling, general and administrative (“SG&A”) expense and $1 million in cost of goods sold (“COGS”).

CEO Remarks

“The fourth quarter completed a year of significant progress in which we delivered improvement each quarter with a modest year-over-year improvement in Adjusted EBITDA,” commented Craig A. Rogerson, Chairman, President and CEO of Chemtura. “Chemtura AgroSolutions and Consumer Products both performed strongly in one of their seasonally weaker quarters, delivering significant improvement over the fourth quarter of 2011. Our Industrial segments however faced tougher business conditions.”

Mr. Rogerson continued, “As a result of the expanded diversity of applications they now serve, Great Lakes Solutions was able to deliver further year-on-year improvement. They even saw a modest improvement in electronics sales compared to the third quarter of 2012 and the fourth quarter of 2011, although still below the levels of the first half of 2012. However, demand for our organometallic tin products used in automotive and glass applications remained weak during the quarter and sales of products used in polyolefin polymerization catalysts declined. Growth from new applications and the benefit of additional capacity could not fully offset these headwinds for traditional organometallics products in the quarter. The net result left the Industrial Engineered Products segment flat year-over-year. Industrial Performance Products faced the greatest challenge. Petroleum Additives saw further weakening in global demand for key product applications as the quarter progressed. While they found additional sales opportunities to offset the lower unit volumes, the margins on these sales were lower and they fell short of last year’s performance. Building application diversity through innovation for our petroleum additive products remains one of our highest priorities.”

“In November we entered into an agreement for the sale of our Antioxidant business,” commented Mr. Rogerson. “As a result, we now report them as a discontinued operation, giving first sight of the post-sale Chemtura. We already have detailed plans in place to promptly eliminate the stranded functional costs arising from the transaction and will implement them upon the closing of the transaction, preserving our margins. We remain focused on exploiting additional portfolio transformation opportunities. As a result of our portfolio strategy, we will be smaller before we get bigger, but Chemtura will have improved margins and be able to deliver higher organic growth rates based on a portfolio of strongly differentiated product lines that are exposed to markets with strong secular growth opportunities.”

Mr. Rogerson continued, “In 2012 Chemtura started to show its true potential. Chemtura AgroSolutions demonstrated that it can return to is former performance levels. Industrial Engineered Products sustained the improvements of 2011 and grew both revenues and profitability. Both of these segments have now demonstrated they can deliver the margins expected of strong specialty chemicals businesses. Consumer Products started to deliver improved performance after the below trend performance in 2011. For the company as a whole, Adjusted EBITDA grew by 9%, Adjusted EBITDA margins expanded to 14% and managed basis earnings per share from continuing operations grew by 27%. Cash provided by operations, less cash used in investing activities, or free cash flow, increased to $78 million in 2012 compared to $1 million in 2011.”

Outlook

”In 2013, Chemtura is committed to delivering further improvement through a relentless focus on what we can control,” observed Mr. Rogerson. “We will preserve the pre-divestiture percentage margins of our remaining businesses by rapidly eliminating stranded costs arising from the Antioxidant sale. We will then drive them higher by continuing to invest in innovation bringing products with improved performance to existing customers and accessing new applications and customers. We will continue the focus on margin management that has expanded percentage margins again in 2012. Exploring portfolio transformation opportunities remains a priority.”

“Improved economic demand conditions in 2013 from the industrial markets we serve, either regionally or globally, will leverage our performance,” concluded Mr. Rogerson. “The year has started with comparable industrial demand conditions to those we experienced in the fourth quarter of 2012 which makes the first quarter challenging. Nevertheless, we see opportunities for demand recovery as the year progresses led by the Asia-Pacific region. With the investments we have made in people and facilities, our businesses are better positioned than in the past to capture the benefits of economic recovery as it occurs.”

Fourth Quarter 2012 Business Segment Highlights

•	Industrial Performance Products’ net sales increased $3 million or 1% as a result of a $4 million increase in sales volume, offset by a $1 million year-on-year decrease in selling prices. Operating income on a managed basis decreased $9 million in the fourth quarter of 2012 to $20 million, primarily reflecting $5 million in unfavorable changes in product mix, $3 million in higher manufacturing costs and a $4 million increase in other costs, offset by $3 million in lower raw material costs. On a GAAP basis, operating income decreased $8 million as compared to the same period last year due to the factors discussed above and the impact of accelerated recognition of asset retirement obligations of $1 million in 2011. Petroleum additive products reported an increase in sales volume; however, due to product mix, margins were lower. Urethane products continued to see demand weakness in Europe and Asia with some improvement toward the end of the quarter due to the benefit of new product introductions.

•	Industrial Engineered Products’ net sales increased $27 million or 14% primarily reflecting a $27 million increase in sales volumes. Selling price increases of $2 million were offset by a $2 million unfavorable foreign currency translation. Operating income decreased $2 million from the fourth quarter of 2011. The decrease in operating income reflected $13 million in unfavorable manufacturing costs and variances and a $1 million increase in other costs, partially offset by a $10 million increase in sales volume and product mix changes and the $2 million increase in selling prices. Increase in year-over-year demand for our oilfield, electronic and insulation foam products offset lower demand from building, construction and automotive applications and for our tin-based organometallic products. The unfavorable manufacturing variances resulted from reductions in demand for certain product lines and the impact of new production capacity in El Dorado and Bergkamen added during 2012.

•	Consumer Products’ net sales increased $2 million or 2% reflecting higher sales volume. Operating income increased $4 million to $5 million, benefiting from $2 million in lower manufacturing costs, $1 million in lower selling, general and administrative (“SG&A”) and research and development (“R&D”, collectively “SGA&R”) costs, $1 million from favorable volume and product mix and $1 million in lower raw material costs, offset slightly by $1 million in higher distribution costs associated with the increase in volume. Volume increases are the result of a successful “Early Buy” program in the U.S. dealer channel. Lower manufacturing costs were the result of higher volumes and targeted efficiency gains at one of our plants. Cost controls and organizational restructuring delivered the reduction in SGA&R.

•	Chemtura AgroSolutions’ net sales increased $12 million or 14%, resulting from $12 million in higher sales volume and $2 million in higher selling prices partly offset by $2 million of unfavorable foreign currency translation. Operating income on a managed basis increased $5 million reflecting a $4 million increase in volume and favorable product mix and the higher selling prices, offset in part by a $1 million increase in other costs. On a GAAP basis, operating income increased $6 million as compared to the same period last year due to the factors discussed above and the impact of accelerated depreciation of property, plant and equipment of $1 million in 2011. We had record sales due to increases in the Americas as a result of drier climate, growth in resale and seed treatment products, and changes to our distribution channels in Latin America. Operating income reflected the benefit of strong sales volume, prices and reductions in our cost base.

•	Corporate expenses for the fourth quarter of 2012 on a GAAP basis decreased to $29 million compared with $32 million in 2011. The decrease was primarily due to an $8 million charge in 2011 related to an ongoing evaluation of a UK pension benefit matter, partially offset by the higher non-cash stock-based compensation expense in 2012 discussed earlier. Corporate expenses include amortization expense related to intangible assets of $5 million and $7 million for the fourth quarters of 2012 and 2011, respectively.

Fourth Quarter 2012 Results - GAAP

•	Consolidated net sales for the fourth quarter of 2012 were $622 million or $44 million higher than 2011 driven primarily by higher sales volumes in our Industrial Engineered Products and Chemtura AgroSolutions segments and to a lesser extent increases in our Consumer Products and Industrial Performance Products segment.

•	Gross profit for the fourth quarter of 2012 was $152 million, an increase of $2 million compared with the fourth quarter of 2011. Gross profit as a percentage of net sales decreased to 24% as compared with 26% in the same quarter of 2011. Gross profit benefited from $10 million higher sales volume and product mix changes, $3 million in higher selling prices and $2 million in lower raw material and other costs, offset by $13 million in unfavorable manufacturing costs and variances.

•	Operating income for the fourth quarter of 2012 was $32 million compared with $53 million for the fourth quarter of 2011. The decrease of $21 million was primarily due to a $27 million gain from the sale of our 50% interest in Tetrabrom Technologies Ltd. in 2011, partly offset by the $2 million increase in gross profit and $4 million in lower SG&A costs. SG&A costs in 2011 included an $8 million charge related to an ongoing evaluation of a UK pension benefit matter.

•	Included in the computation of operating income for the fourth quarter of 2012 was $10 million, stock-based compensation expense compared with $4 million in the fourth quarter of 2011 as a result of the correction discussed earlier.

•	Interest expense was $17 million during the fourth quarter of 2012 which was slightly higher than 2011, primarily due to the additional Term Loan borrowings.

•	The loss on early extinguishment of debt of $1 million in the fourth quarter of 2012 related to the exercise of the accordion under the Term Loan.

•	Other income, net was $24 million in the fourth quarter of 2012 compared with less than $1 million for the fourth quarter of 2011. During the quarter, we recognized a $21 million gain related to the release of the cumulative translation adjustment associated with the rationalization of certain European subsidiaries no longer required.

•	Reorganization items, net was $1 million in the fourth quarter of 2012 which is comprised of professional fees directly associated with the Chapter 11 reorganization and the impact of negotiated settlements of claims for which Bankruptcy Court approval has been requested or obtained.

•	The income tax expense in the fourth quarter of 2012 was $10 million compared with expense of $14 million in the fourth quarter of 2011.

•	Net earnings from continuing operations attributable to Chemtura for the fourth quarter of 2012 was $27 million, or $0.27 per share, compared with $24 million, or $0.24 per share for the fourth quarter of 2011.

•	The loss from discontinued operations, net of tax attributable to Chemtura for the fourth quarter of 2012 was $7 million, or $0.07 per share, compared with earnings from discontinued operations, net of tax attributable to Chemtura of $10 million, or $0.10 per share for the fourth quarter of 2011. The fourth quarter of 2012, included an impairment charge of $11 million related to certain long-lived assets.

Fourth Quarter 2012 Results - Managed Basis

•	On a managed basis, fourth quarter 2012 gross profit was $152 million, as compared with $151 million in the same period last year. Gross profit as a percentage of net sales decreased to 24% as compared with 26% in the same quarter of 2011. The increase in gross profit was primarily due to higher sales volume and selling prices, primarily offset by unfavorable manufacturing costs and variances.

•	On a managed basis, fourth quarter 2012 operating income was $35 million as compared with $42 million in the same period last year. The decrease in operating income primarily reflected a $6 million true-up in stock-based compensation expense.

•	Adjusted EBITDA in the fourth quarter of 2012 was $75 million as compared with $74 million in the fourth quarter of 2011 (see the tables attached to this earnings release for a reconciliation of the computation of Adjusted EBITDA). The increase in Adjusted EBITDA was principally driven by lower SGA&R costs after adjusting for stock-based compensation expense. Adjusted EBITDA for the last twelve months increased from $336 million at December 31, 2011 to $367 million at December 31, 2012. Adjusted EBITDA excludes the Antioxidant business which is classified as a discontinued operation.

•	Net earnings before income taxes on a managed basis in the fourth quarters of 2012 and 2011 were $21 million and $27 million, respectively and exclude pre-tax GAAP charges of $16 million and $11 million, respectively. These charges are primarily related to accelerated depreciation of property, plant and equipment; facility closures, severance and related costs; gain or loss on sale of business or assets, impairment charges; changes in estimates related to expected allowable claims; legal matters; loss on early extinguishment of debt; gain on liquidated entities and costs associated with our Chapter 11 reorganization.

•	Chemtura has chosen to apply an estimated tax rate to our managed basis pre-tax income to simplify for investors the comparison of underlying operating performance. We continued to apply an estimated managed basis tax rate of 28% reflecting the expected performance of our core operations in 2011 and 2012. The estimated managed basis tax rate reflects (i) the impact of the adjustments made in the preparation of pre-tax managed basis income; (ii) the exclusion of the benefit or charge arising from the creation or release of valuation allowances on U.S. income; (iii) the utilization of foreign tax credits generated in the current year; and (iv) the conclusion that we will indefinitely re-invest the majority of the earnings of our foreign subsidiaries in our international operations. We continue to monitor our estimated managed basis tax rate and may modify it based on changes in the composition of our taxable income and in tax rates around the world.

Cash Flows Details - GAAP

•	Net cash provided by operating activities for the fourth quarter of 2012 was $107 million as compared with $91 million for the fourth quarter of 2011. Net cash provided by operating activities in the year ended December 31, 2012 was $218 million as compared with $182 million in 2011. After the deduction of net cash used in investing activities, cash flow for 2012 was $78 million compared to $1 million in 2011.

•	Capital expenditures for the fourth quarter of 2012 were $55 million compared with $62 million in the fourth quarter of 2011.

•	Cash income taxes paid (net of refunds) in the fourth quarter of 2012 were $16 million compared with $8 million in the fourth quarter of 2011.

•	During the fourth quarter of 2012, we did not repurchase any of our common stock under our previously announced share repurchase program. From October 7, 2011 through December 31, 2012, we repurchased 3.4 million shares of common stock for a total purchase price of $41 million. As of December 31, 2012, the remaining authorization under the program was approximately $59 million.

•	Our total debt was $876 million as of December 31, 2012 compared to $752 million as of December 31, 2011. On October 31, 2012 we increased our Term Loan by $125 million. Cash and cash equivalents from continuing operations increased to $363 million as of December 31, 2012 compared with $179 million as of December 31, 2011. The change in cash includes the proceeds from the additional Term Loan borrowing.

•	Total debt less cash and cash equivalents from continuing operations of $513 million as of December 31, 2012 decreased $60 million compared to total debt less cash and cash equivalents for continuing operations of $573 million as of December 31, 2011.

Fourth Quarter Earnings Q&A Teleconference

Copies of this release, as well as informational slides, will be available on the Investor Relations section of our Web site at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EST) on Tuesday, February 26, 2013. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 494-3128 and for all other participants is (404) 665-9523. The conference ID code is 86743421.

Replay of the call will be available for thirty days, starting at 10 a.m. (EST) on Wednesday, February 27, 2013. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 86743421. An audio webcast of the call can be accessed via the link below during the time of the call:

https://event.webcasts.com/starthere.jsp?ei=1012264

Chemtura Corporation, with 2012 sales of $2.6 billion, is a global manufacturer and marketer of specialty chemicals, agrochemicals and pool, spa and home care products. Additional information concerning us is available at www.chemtura.com.

Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; gains and losses on sale of business and assets; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations: impairment charges; changes in our pension plans as a result of dispositions, merger or significant plan amendments, and the release of cumulative translation adjustments upon the complete or substantial liquidation of any majority-owned entity. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Our managed basis tax rate of 28% represents a refined estimated tax rate for our core operations to simplify comparison of underlying operating performance. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables. We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations. While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of our performance relative to other companies in similar industries.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The cyclical nature of the global chemicals industry;
•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;
•	Disruptions in the availability of raw materials or energy;
•	Our ability to implement our growth strategies in rapidly growing markets and faster growing regions;
•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;
•	Our ability to obtain the requisite regulatory and other approvals to implement the plan to build a new multi-purpose manufacturing facility in Nantong, China;
•	Declines in general economic conditions;
•	The ability to comply with product registration requirements of regulatory authorities, including the U.S. food and drug administration (the “FDA”) and European Union REACh legislation;
•	The effect of adverse weather conditions;
•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;
•	Current and future litigation, governmental investigations, prosecutions and administrative claims;
•	Environmental, health and safety regulation matters;
•	Federal regulations aimed at increasing security at certain chemical production plants;
•	Significant international operations and interests;
•	Our ability to maintain adequate internal controls over financial reporting;

•	Exchange rate and other currency risks;
•	Our dependence upon a trained, dedicated sales force;
•	Operating risks at our production facilities;
•	Our ability to protect our patents or other intellectual property rights;
•	Whether our patents may provide full protection against competing manufacturers;
•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;
•	The risks to our joint venture investments resulting from lack of sole decision making authority;
•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;
•	Risks associated with strategic acquisitions and divestitures;
•	Risks associated with possible climate change legislation, regulation and international accords;
•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;
•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase and the terms on which any such repurchases are made; and
•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission, including Item 1A, Risk Factors, in our Annual Report on Form 10-K.

These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

CHEMTURA CORPORATION

Index of Financial Statements and Schedules

Page

Financial Statements

Consolidated Statements of Operations (Unaudited) -
Quarters and Years ended December 31, 2012 and 2011	11

Consolidated Statements of Comprehensive Income (Unaudited) -
Quarters and Years ended December 31, 2012 and 2011	12

Consolidated Balance Sheets - December 31, 2012 (Unaudited) and
December 31, 2011	13

Condensed Consolidated Statements of Cash Flows (Unaudited) -
Years ended December 31, 2012 and 2011	14

Segment Net Sales and Operating Income (Unaudited) -
Quarters and Years ended December 31, 2012 and 2011	15

Supplemental Schedules

Major Factors Affecting Net Sales and Operating Results (Unaudited) -
Quarter and Year ended December 31, 2012 versus 2011	16

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Quarters ended December 31, 2012 and 2011	17

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Years ended December 31, 2012 and 2011	18

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Quarters ended December 31, 2012 and 2011	19

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Years ended December 31, 2012 and 2011	20

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Net sales	$622	$578	$2,629	$2,606

Cost of goods sold	470	428	1,938	1,939
Gross profit	152	150	691	667
Gross profit %	24%	26%	26%	26%

Selling, general and administrative	76	80	299	326
Depreciation and amortization	30	29	120	123
Research and development	10	8	44	38
Facility closures, severance and related costs	3	3	12	3
Gain on sale of business	-	(27)	-	(27)
Impairment charges	-	1	-	4
Changes in estimates related to expected allowable claims	-	2	1	3
Equity loss	1	1	4	1

Operating income	32	53	211	196
Interest expense	(17)	(15)	(64)	(63)
Loss on early extinguishment of debt	(1)	-	(1)	-
Other income, net	24	-	21	-
Reorganization items, net	(1)	-	(5)	(19)

Earnings from continuing operations before income taxes	37	38	162	114
Income tax expense	(10)	(14)	(28)	(20)

Earnings from continuing operations	27	24	134	94

(Loss) earnings from discontinued operations, net of tax	(7)	10	(34)	26

Net earnings	20	34	100	120

Less: Net loss (earnings) attributable to non-controlling interests	-	-	1	(1)

Net earnings attributable to Chemtura	$20	$34	$101	$119

Basic and diluted per share information - attributable to Chemtura:
Earnings from continuing operations, net of tax	$0.27	$0.24	$1.35	$0.94
(Loss) earnings from discontinued operations, net of tax	(0.07)	0.10	(0.33)	0.25
Net earnings attributable to Chemtura	$0.20	$0.34	$1.02	$1.19

Weighted average shares outstanding - Basic	97.9	99.6	98.2	100.1

Weighted average shares outstanding - Diluted	99.0	100.1	98.8	100.3

Amounts attributable to Chemtura Stockholders:
Earnings from continuing operations, net of tax	$27	$24	$134	$94
(Loss) earnings from discontinued operations, net of tax	(7)	10	(33)	25
Net earnings attributable to Chemtura	$20	$34	$101	$119

CHEMTURA CORPORATION

Consolidated Statements of Comprehensive Income (Unaudited)

(In millions)

	Quarters Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Net earnings	$20	$34	$100	$120

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(21)	(15)	(6)	(35)
Unrecognized pension and other post-retirement benefit costs	(82)	(41)	(76)	(35)

Comprehensive (loss) income	(83)	(22)	18	50

Comprehensive loss (income) attributable to the non-controlling interest	-	-	1	(1)

Comprehensive (loss) income attributable to Chemtura	$(83)	$(22)	$19	$49

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$363	$179
Restricted cash	-	5
Accounts receivable	405	400
Inventories	468	455
Other current assets	142	133
Current assets of discontinued operations	234	149
Total current assets	1,612	1,321

NON-CURRENT ASSETS
Property, plant and equipment, net	719	669
Goodwill	177	174
Intangible assets, net	348	363
Other assets	174	190
Non-current assets of discontinued operations	-	138

Total Assets	$3,030	$2,855

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$5	$4
Accounts payable	175	149
Accrued expenses	194	189
Income taxes payable	12	17
Current liabilities of discontinued operations	125	31
Total current liabilities	511	390

NON-CURRENT LIABILITIES
Long-term debt	871	748
Pension and post-retirement health care liabilities	393	389
Other liabilities	187	198
Non-current liabilities of discontinued operations	-	84
Total liabilities	1,962	1,809

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	4,366	4,353
Accumulated deficit	(2,848)	(2,949)
Accumulated other comprehensive loss	(428)	(346)
Treasury stock	(30)	(22)
Total Chemtura stockholders' equity	1,061	1,037

Non-controlling interest - Continuing operations	-	1
Non-controlling interest - Discontinued operations	7	8
Total Non-controlling interest	7	9
Total stockholders' equity	1,068	1,046

Total Liabilities and Stockholders' Equity	$3,030	$2,855

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Years Ended December 31,
Increase (decrease) to cash	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$100	$120
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on sale of business	-	(27)
Impairment charges	47	4
Release of translation adjustments from liquidation of entities	(21)	-
Loss on early extinguishment of debt	1	-
Depreciation and amortization	139	140
Stock-based compensation expense	24	26
Reorganization items, net	1	2
Changes in estimates related to expected allowable claims	1	3
Equity income	(3)	(3)
Changes in assets and liabilities, net	(71)	(83)
Net cash provided by operating activities	218	182

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	9	8
Payments for acquisitions	-	(35)
Capital expenditures	(149)	(154)
Net cash used in investing activities	(140)	(181)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Term Loan	125	-
(Payments on) proceeds from other short term borrowings, net	(3)	3
Common shares acquired	(20)	(22)
Payments for debt issuance costs	(2)	-
Proceeds from exercise of stock options	5	1
Net cash provided by (used in) financing activities	105	(18)

CASH
Effect of exchange rates on cash and cash equivalents	2	(4)

Change in cash and cash equivalents	185	(21)
Cash and cash equivalents at beginning of period	180	201

Cash and cash equivalents at end of period	$365	$180

Cash and cash equivalents at end of period - Continuing operations	$363	$179

Cash and cash equivalents at end of period - Discontinued operations	$2	$1

CHEMTURA CORPORATION

Segment Net Sales and Operating Income (Unaudited)

(In millions)

	Quarters Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
NET SALES

Petroleum additives	$146	$141	$600	$634
Urethanes	68	70	291	305
Industrial Performance Products	214	211	891	939
Bromine based & related products	181	149	730	688
Organometallics	40	45	166	181
Industrial Engineered Products	221	194	896	869
Consumer Products	89	87	433	422
Chemtura AgroSolutions	98	86	409	376
Total net sales	$622	$578	$2,629	$2,606

OPERATING INCOME

Industrial Performance Products	$20	$28	$102	$116
Industrial Engineered Products	28	30	140	130
Consumer Products	5	1	30	26
Chemtura AgroSolutions	11	5	65	30
Segment operating income	64	64	337	302

General corporate expense, including amortization	(29)	(32)	(113)	(123)
Facility closures, severance and related costs	(3)	(3)	(12)	(3)
Gain on sale of business	-	27	-	27
Impairment charges	-	(1)	-	(4)
Changes in estimates related to expected allowable claims	-	(2)	(1)	(3)
Total operating income	$32	$53	$211	$196

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter and Year ended December 31, 2012 versus 2011

(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter ended December 31,		Year ended December 31,
	Net	Earnings before	Net	Earnings before
	Sales	income taxes	Sales	income taxes

2011	$578	$38	$2,606	$114

2011 Accelerated recognition of asset retirement obligations	-	1	-	-
2011 UK pension benefit matter	-	8	-	8
2011 Loss on disposal of assets	-	-	-	1
2011 Accelerated depreciation of property, plant and equipment	-	1	-	2
2011 Facility closures, severance and related costs	-	3	-	3
2011 Gain on sale of business	-	(27)	-	(27)
2011 Impairment Charges	-	1	-	4
2011 Changes in estimates related to expected allowable claims	-	2	-	3
2011 Reorganization items, net	-	-	-	19
	578	27	2,606	127

Changes in selling prices	3	3	75	75
Unit volume and mix	45	10	(17)	(4)
Foreign currency impact - operating income	(4)	(1)	(35)	(7)
Lower (higher) raw materials and energy costs	-	1	-	(6)
Manufacturing cost impacts	-	(13)	-	(37)
Changes in SGA&R, excluding foreign exchange impact	-	(9)	-	7
(Higher) lower depreciation and amortization expense	-	(2)	-	1
Higher interest expense	-	(2)	-	(1)
Foreign currency impact - other income (expense), net	-	2	-	(3)
Other	-	5	-	8
	622	21	2,629	160

2012 Accelerated depreciation of property, plant and equipment	-	-	-	-
2012 Facility closures, severance and related costs	-	(3)	-	(12)
2012 Impairment Charges	-	-	-	-
2012 Changes in estimates related to expected allowable claims	-	-	-	(1)
2012 Loss on early extinguishment of debt	-	(1)	-	(1)
2012 Release of translation adjustments from liquidation of entities	-	21	-	21
2012 Reorganization items, net	-	(1)	-	(5)

2012	$622	$37	$2,629	$162

CHEMTURA CORPORATION

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter ended December 31, 2012			Quarter ended December 31, 2011
		Managed Basis			Managed Basis
	GAAP	Adjustments	Managed Basis	GAAP	Adjustments	Managed Basis

Net sales	$622	$-	$622	$578	$-	$578

Cost of goods sold	470	-	470	428	(1)	427
Gross profit	152	-	152	150	1	151
Gross profit %	24%		24%	26%		26%

Selling, general and administrative	76	-	76	80	(8)	72
Depreciation and amortization	30	-	30	29	(1)	28
Research and development	10	-	10	8	-	8
Facility closures, severance and related costs	3	(3)	-	3	(3)	-
Gain on sale of business	-	-	-	(27)	27	-
Impairment charges	-	-	-	1	(1)	-
Changes in estimates related to expected allowable claims	-	-	-	2	(2)	-
Equity loss	1	-	1	1	-	1

Operating income	32	3	35	53	(11)	42
Interest expense	(17)	-	(17)	(15)	-	(15)
Loss on early extinguishment of debt	(1)	1	-	-	-	-
Other income, net	24	(21)	3	-	-	-
Reorganization items, net	(1)	1	-	-	-	-

Earnings from continuing operations before income taxes	37	(16)	21	38	(11)	27
Income tax expense	(10)	4	(6)	(14)	6	(8)

Earnings from continuing operations	27	(12)	15	24	(5)	19

(Loss) earnings from discontinued operations, net of tax	(7)	7	-	10	(10)	-

Net earnings attributable to Chemtura	$20	$(5)	$15	$34	$(15)	$19

Basic and diluted per share information - attributable to Chemtura:
Earnings from continuing operations, net of tax	$0.27		$0.15	$0.24		$0.19
(Loss) earnings from discontinued operations, net of tax	(0.07)		-	0.10		-
Net earnings	$0.20		$0.15	$0.34		$0.19

Weighted average shares outstanding - Basic	97.9		97.9	99.6		99.6

Weighted average shares outstanding - Diluted	99.0		99.0	100.1		100.1

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligations		$-			$1
UK pension benefit matter		-			8
Accelerated depreciation of property, plant and equipment		-			1
Facility closures, severance and related costs		3			3
Gain on sale of business		-			(27)
Impairment charges		-			1
Changes in estimates related to expected allowable claims		-			2
Loss on early extinguishment of debt		1			-
Release of translation adjustments from liquidation of entities		(21)			-
Reorganization items, net		1			-
Pre-tax		(16)			(11)

Adjustment to apply a Managed Basis effective tax rate		4			6
Loss (earnings) from discontinued operations, net of tax		7			(10)
After-tax		$(5)			$(15)

Adjusted EBITDA consists of the following:

Operating income - GAAP			$32			$53
Accelerated recognition of asset retirement obligations			-			1
UK pension benefit matter			-			8
Accelerated depreciation of property, plant and equipment			-			1
Facility closures, severance and related costs			3			3
Gain on sale of business			-			(27)
Impairment charges			-			1
Changes in estimates related to expected allowable claims			-			2
Operating income - Managed Basis			35			42

Depreciation and amortization - Managed Basis			30			28
Non-cash stock-based compensation expense			10			4

Adjusted EBITDA			$75			$74

CHEMTURA CORPORATION

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Year ended December 31, 2012			Year ended December 31, 2011
		Managed Basis			Managed Basis
	GAAP	Adjustments	Managed Basis	GAAP	Adjustments	Managed Basis

Net sales	$2,629	$-	$2,629	$2,606	$-	$2,606

Cost of goods sold	1,938	-	1,938	1,939	-	1,939
Gross profit	691	-	691	667	-	667
Gross profit %	26%		26%	26%		26%

Selling, general and administrative	299	-	299	326	(9)	317
Depreciation and amortization	120	-	120	123	(2)	121
Research and development	44	-	44	38	-	38
Facility closures, severance and related costs	12	(12)	-	3	(3)	-
Gain on sale of business	-	-	-	(27)	27	-
Impairment charges	-	-	-	4	(4)	-
Changes in estimates related to expected allowable claims	1	(1)	-	3	(3)	-
Equity loss	4	-	4	1	-	1

Operating income	211	13	224	196	(6)	190
Interest expense	(64)	-	(64)	(63)	-	(63)
Loss on early extinguishment of debt	(1)	1	-	-	-	-
Other income, net	21	(21)	-	-	-	-
Reorganization items, net	(5)	5	-	(19)	19	-

Earnings from continuing operations before income taxes	162	(2)	160	114	13	127
Income tax expense	(28)	(17)	(45)	(20)	(16)	(36)

Earnings from continuing operations	134	(19)	115	94	(3)	91

(Loss) earnings from discontinued operations, net of tax	(34)	34	-	26	(26)	-

Net earnings	100	15	115	120	(29)	91

Less: Net loss (earnings) attributable to non-controlling interests	1	(1)	-	(1)	1	-

Net earnings attributable to Chemtura	$101	$14	$115	$119	$(28)	$91

Basic and diluted per share information - attributable to Chemtura:
Earnings from continuing operations, net of tax	$1.35		$1.16	$0.94		$0.91
(Loss) earnings from discontinued operations, net of tax	(0.33)		-	0.25		-
Net earnings	$1.02		$1.16	$1.19		$0.91

Weighted average shares outstanding - Basic	98.2		98.2	100.1		100.1

Weighted average shares outstanding - Diluted	98.8		98.8	100.3		100.3

Managed Basis Adjustments consist of the following:

UK pension benefit matter		$-			$8
Loss on disposal of assets		-			1
Accelerated depreciation of property, plant and equipment		-			2
Facility closures, severance and related costs		12			3
Gain on sale of business		-			(27)
Impairment charges		-			4
Changes in estimates related to expected allowable claims		1			3
Loss on early extinguishment of debt		1			-
Release of translation adjustments from liquidation of entities		(21)			-
Reorganization items, net		5			19
Pre-tax		(2)			13

Adjustment to apply a Managed Basis effective tax rate		(17)			(16)
Loss (earnings) from discontinued operations, net of tax		34			(26)
Non-controlling interests - Discontinued Operations		(1)			1
After-tax		$14			$(28)

Adjusted EBITDA consists of the following:

Operating income - GAAP			$211			$196
UK pension benefit matter			-			8
Loss on disposal of assets			-			1
Accelerated depreciation of property, plant and equipment			-			2
Facility closures, severance and related costs			12			3
Gain on sale of business			-			(27)
Impairment charges			-			4
Changes in estimates related to expected allowable claims			1			3
Operating income - Managed Basis			224			190

Depreciation and amortization - Managed Basis			120			121
Non-cash stock-based compensation expense			23			25

Adjusted EBITDA			$367			$336

CHEMTURA CORPORATION

GAAP and Managed Basis Segment Sales and Operating Income (Unaudited)

(In millions of dollars)

	Quarter ended December 31, 2012			Quarter ended December 31, 2011
	GAAP	Managed Basis		GAAP	Managed Basis
	Historical	Adjustments	Managed Basis	Historical	Adjustments	Managed Basis

NET SALES
Industrial Performance Products	$214	$-	$214	$211	$-	$211
Industrial Engineered Products	221	-	221	194	-	194
Consumer Products	89	-	89	87	-	87
Chemtura AgroSolutions	98	-	98	86	-	86
Total net sales	$622	$-	$622	$578	$-	$578

OPERATING INCOME

Industrial Performance Products	$20	$-	$20	$28	$1	$29
Industrial Engineered Products	28	-	28	30	-	30
Consumer Products	5	-	5	1	-	1
Chemtura AgroSolutions	11	-	11	5	1	6
Segment operating income	64	-	64	64	2	66

General corporate expense, including amortization	(29)	-	(29)	(32)	8	(24)
Facility closures, severance and related costs	(3)	3	-	(3)	3	-
Gain on sale of business	-	-	-	27	(27)	-
Impairment charges	-	-	-	(1)	1	-
Changes in estimates related to expected allowable claims	-	-	-	(2)	2	-
Total operating income	$32	$3	$35	$53	$(11)	$42

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligations		$-			$1
UK pension benefit matter		-			8
Accelerated depreciation of property, plant and equipment		-			1
Facility closures, severance and related costs		3			3
Gain on sale of business		-			(27)
Impairment charges		-			1
Changes in estimates related to expected allowable claims		-			2
		$3			$(11)

DEPRECIATION AND AMORTIZATION

Industrial Performance Products	$7	$-	$7	$7	$-	$7
Industrial Engineered Products	11	-	11	10	-	10
Consumer Products	3	-	3	2	-	2
Chemtura AgroSolutions	3	-	3	3	(1)	2
General corporate expense	6	-	6	7	-	7

Total depreciation and amortization	$30	$-	$30	$29	$(1)	$28

NON-CASH STOCK-BASED COMPENSATION EXPENSE

Industrial Performance Products			$1			$-
Industrial Engineered Products			1			-
Consumer Products			-			-
Chemtura AgroSolutions			-			1
General corporate expense			8			3

Total non-cash stock-based compensation expense			$10			$4

Adjusted EBITDA by Segment:

Industrial Performance Products			$28			$36
Industrial Engineered Products			40			40
Consumer Products			8			3
Chemtura AgroSolutions			14			9
General corporate expense			(15)			(14)

Adjusted EBITDA			$75			$74

CHEMTURA CORPORATION

GAAP and Managed Basis Segment Sales and Operating Income (Unaudited)

(In millions of dollars)

	Year ended December 31, 2012			Year ended December 31, 2011
	GAAP	Managed Basis		GAAP	Managed Basis
	Historical	Adjustments	Managed Basis	Historical	Adjustments	Managed Basis

NET SALES
Industrial Performance Products	$891	$-	$891	$939	$-	$939
Industrial Engineered Products	896	-	896	869	-	869
Consumer Products	433	-	433	422	-	422
Chemtura AgroSolutions	409	-	409	376	-	376
Total net sales	$2,629	$-	$2,629	$2,606	$-	$2,606

OPERATING INCOME

Industrial Performance Products	$102	$-	$102	$116	$1	$117
Industrial Engineered Products	140	-	140	130	-	130
Consumer Products	30	-	30	26	-	26
Chemtura AgroSolutions	65	-	65	30	1	31
Segment operating income	337	-	337	302	2	304

General corporate expense, including amortization	(113)	-	(113)	(123)	9	(114)
Facility closures, severance and related costs	(12)	12	-	(3)	3	-
Gain on sale of business	-	-	-	27	(27)	-
Impairment charges	-	-	-	(4)	4	-
Changes in estimates related to expected allowable claims	(1)	1	-	(3)	3	-
Total operating income	$211	$13	$224	$196	$(6)	$190

Managed Basis Adjustments consist of the following:

UK pension benefit matter		$-			$8
Loss on disposal of assets		-			1
Accelerated depreciation of property, plant and equipment		-			2
Facility closures, severance and related costs		12			3
Gain on sale of business		-			(27)
Impairment charges		-			4
Changes in estimates related to expected allowable claims		1			3
		$13			$(6)

DEPRECIATION AND AMORTIZATION

Industrial Performance Products	$25	$-	$25	$26	$-	$26
Industrial Engineered Products	43	-	43	42	(1)	41
Consumer Products	10	-	10	9	-	9
Chemtura AgroSolutions	13	-	13	10	(1)	9
General corporate expense	29	-	29	36	-	36

Total depreciation and amortization	$120	$-	$120	$123	$(2)	$121

NON-CASH STOCK-BASED COMPENSATION EXPENSE

Industrial Performance Products			$2			$2
Industrial Engineered Products			2			2
Consumer Products			1			1
Chemtura AgroSolutions			1			2
General corporate expense			17			18

Total non-cash stock-based compensation expense			$23			$25

Adjusted EBITDA by Segment:

Industrial Performance Products			$129			$145
Industrial Engineered Products			185			173
Consumer Products			41			36
Chemtura AgroSolutions			79			42
General corporate expense			(67)			(60)

Adjusted EBITDA			$367			$336

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